FIRST INTERNATIONAL BANCORP., INC.

                            PURCHASE AGREEMENT



     AGREEMENT made and entered into this 1st day of November 1, 1999, by and between Rhoda L. Chase, of West Hartford, Connecticut ("Seller"), and

Kenneth N. Musen, Trustee of The Cheryl Anne Chase Family Spray Trust

("Purchaser") and not individually or in any other capacity.



                                WITNESSETH



     WHEREAS, the Seller is the owner of 302,402 shares of First

International Bancorp., Inc. stock bearing certificate numbers listed on the attached Schedule I (the "Stock") that contain a stock legend and may be currently restricted pursuant to Federal securities laws; and



     WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, all of the Seller's right, title and interest in and to the

Stock;



     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties agree as follows:



     1.   SALE. The Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, all of the Seller's right, title and interest in and to the Stock.



     2.  PURCHASE PRICE; METHOD OF PAYMENT. The total consideration to be paid by the Purchaser to the Seller for the Stock is Two Million Five

Hundred Twelve Thousand Nine Hundred Sixty Dollars ($2,512,960), payable at

Closing (as defined in Section 7, below). Payment shall be made by the

Purchaser at Closing by execution and delivery of a secured term promissory note in favor of the Seller for the entire consideration, which such note shall be substantially in the form attached hereto as Exhibit A (the

"Note").

     3.   TRANSFER OF STOCK AND TENDER OF CONSIDERATION. At Closing, the

Seller shall execute and deliver a stock power for the Stock. The Purchaser shall simultaneously tender the consideration to the Seller.



     4.   SECURITY. At Closing, the Purchaser shall deliver to the Seller a

Pledge Agreement, which agreement shall pledge the Stock owned by Purchaser as security for Purchaser's obligations for payment of the purchase price hereunder and all amounts due under the Note and substantially in the form attached hereto as Exhibit B.



     5.   REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller represents and warrants to the Purchaser that she is the owner, free and clear of any and all liens and encumbrances of any kind or nature of the Stock subject to the sale contemplated herein. The Seller is not a party to any other commitment or agreement of any nature by which any individual or entity now holds, or may hereafter hold, any right in or to the Stock, or by which any restriction is placed on the ability of the Seller to transfer the Stock.

The Seller further represents and warrants to the Purchaser that in the event the Stock sold hereunder is restricted from public resale pursuant to

Federal securities laws and the rules promulgated thereunder, the sale hereunder is not in violation of any federal or state securities law, rule or regulation.



     6.   REPRESENTATION AND WARRANTY OF THE PURCHASER. The Purchaser

represents and warrants to the Seller that it is purchasing the Stock for investment purposes only and not with any intent of resale.



     7.   CLOSING. Closing of all matters in this Agreement shall occur on

November 1, 1999, at such place and time as may be mutually agreed to by the parties hereto.



     8.   PURCHASE PRICE ADJUSTMENT. At the present time, it is currently unknown as to the effect on the price per share of any Federal securities law restrictions on the Stock. Therefore, it is hereby agreed to by the parties that in the event it is determined by an independent appraiser or otherwise that the Stock value should be adjusted to take into account the restrictions, the Purchase Price set forth for such Stock in Section 2 hereunder shall be adjusted accordingly.



     9.   GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut



     10.  COUNTERPARTS. This Agreement may be executed in two or more counterparts and/or by facsimile signatures, each of which shall be deemed an original document, and together which shall be deemed one and the same instrument



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.



                         SELLER:

                         /s/ RHODA L. CHASE
                         RHODA L. CHASE



                         PURCHASER:

                         THE CHERYL ANNE CHASE FAMILY SPRAY TRUST

                         By: /s/ KENNETH N. MUSEN
                         KENNETH N. MUSEN, Trustee and not individually or

                         in any other capacity

                                SCHEDULE I



                      Share Certificates Transferred



CERTIFICATE NUMBER            NUMBER OF SHARES

                                   302,402

                                   _______

     TOTAL                         302,402

                                STOCK POWER



     FOR VALUE RECEIVED I, Rhoda Chase, hereby sell, assign and transfer unto Kenneth N. Musen, as Trustee of The Cheryl Anne Chase Family Spray

Trust, Three Hundred Two Thousand Four Hundred Two (302,402) shares of the common capital stock of First International Bancorp., Inc. standing in my name on the books of said Corporation represented by Certificate(s) No(s).

______ herewith, and do hereby irrevocably constitute and appoint

_________________________ as my attorney-in-fact to transfer the said stock on the books of said Corporation with full power of substitution in the premises.



Dated_________


                         /s/ RHODA CHASE
                         RHODA CHASE

In the presence of:

____________________